Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AND

A NOTICE UNDER THE NOTICE TO EMPLOYEE LAW

(TERMS OF EMPLOYMENT), 5762 – 2002

Duly executed on the 2nd day of February, 2022

BY AND BETWEEN

On Track Innovations Ltd.

Z.H.R. Industrial Zone, Rosh Pina 12000

Israel

(The “Company”)

AND

Amir Eilam I.D. 035871953

Ayelet Ha’Shachar. 1220000 Israel

 (The “Employee”)

WHEREAS,	the Employee has been employed by the Company starting on May 17, 2005; and

WHEREAS,	the Company and the Employee entered into several employment agreements dated May 10, 2005, March 15, 2009 and September 29, 2014 (collectively, the “Previous Agreements”); and

WHEREAS,	the Company and Employee wish to amend certain provisions of the Previous Agreements, and restate the terms thereof, while maintaining a complete rights continuum, including, without limitation, Employees rights to severance pay; and

 NOW THEREFORE, in considerations of the mutual promises and agreements, the parties hereto agree, declare and stipulate as follows:

1.	General

1.1.	The preamble and any appendix attached hereto shall constitute an integral part hereof.

1.2.	The Company hereby hires Employee as the Chief Executive Officer of the Company effective as of the Commencement Date (as such term is defined below) and Employee accepts such employment upon the following terms and conditions. Employee’s responsibilities are as set forth in Appendix A.

2.	Term and Termination

2.1.	The term of this Agreement commenced retroactively as of November 3, 2021 or an earlier date as may be agreed to by the parties (the “Commencement Date”), provided that this Agreement is approved by the requisite corporate organs of the Company. The Employee acknowledges that this Agreement is subject to approval of the shareholders of the Company and that certain items listed in Appendix A will be paid issued or granted subject to approval of the Company’s shareholders meeting or otherwise approved under applicable law. This Agreement is for an unlimited duration. Notwithstanding the above, each party to this Agreement may terminate it without cause upon serving the other party a written notice of 90 days, prior to termination (the “Term”, “Notice” respectively). During the period after Notice is given, Employee shall continue to perform all of his obligations pursuant to the terms of this Agreement. Notwithstanding the aforesaid, by notifying Employee concurrently with or at any time after a termination Notice is delivered by either party hereto, Company shall be entitled to waive Employee’s services with Company during the Notice period or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice period; In such event Company shall pay Employee that sum equal to the compensatory payment as required by, and in accordance with, the Prior Advanced Notice for Dismissal and Resignation Law of 2001.

2.2.	It is hereby agreed that in case that Employee resigns, the Company shall be entitled, at its sole discretion, without any need to provide any explanation whatsoever, to shorten the notice period to the statutory period in accordance with the Prior Advanced Notice for Dismissal and Resignation Law of 2001. Under such circumstances, Employee would not have any claim, request or demand in connection with shortening of the notice Period and Employee will not be entitled to any compensation in respect of such shortening, provided that Employee shall be entitled to the same rights as if the notice period has not been shortened.

2.3.	Upon termination of this Agreement, for whatever reason, by the end of employee-employer relationships, Employee shall immediately return to the Company all the information, documents, office equipment, and other supplies which Employee received during his employment in the Company. Employee hereby waives any rights to withhold or retain any of the items above, whether Employee had the right under law or contract or otherwise. During the period following the Notice was given, Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume Employee’s responsibilities.

2.4.	Notwithstanding the above, the Company shall be entitled to immediately terminate this Agreement without providing a prior notice and with no additional compensation in the following events: (i) Employee has committed a dishonorable criminal offense; (ii) Employee has breached his duties of trust or loyalty to Company; (iii) Employee has deliberately caused harm to Company’s business affairs; (iv) Employee has breached the confidentiality and/or non-competition and/or non-solicitation provisions of this Agreement; and/or (v) circumstances that do not entitle Employee to severance payments under any applicable law and/or under any judicial decision of a competent tribunal (“Termination For Cause”).

3.	Employee’s Representations and Undertakings

3.1.	Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default or breach of any agreement or instrument to which he is party or by which he is bound, including without limitation, any confidentially and non-competition agreement, (ii) does not require the consent of any person or entity, (iii) shall not utilize during the Term any proprietary information of any third party, including prior employers of Employee.

3.2.	Employee undertakes to comply with the Company’s disciplinary regulations, work rules, policies, procedures and objectives, including without limitations, the Company’s Insider Trading Policy.

3.3.	During the Term, Employee shall, except during customary vacation periods and periods of illness, devote all necessary time and attention to the business of the Company and shall perform his duties diligently and promptly for the benefit of the Company. Employee shall devote all his attention to promoting the best interests of the Company and shall not take any engagement, where compensatory or not, without the Company’s prior written approval. Employee shall competently perform all assigned duties and carry out the policies, directives, and decisions of the Company.

3.4.	While performing services for the Company, Employee shall not engage in any activities that may interfere or conflict with the proper discharge of his duties hereunder. Employee shall notify the Company immediately of every matter or transaction in which Employee has a significant personal interest and/or that might create a conflict of interest with Employee’s position in the Company.

3.5.	Employee acknowledges that his position is one requiring a special degree of personal confidence, as defined under the Working Hours and Rest Law, 5711-1951, thus the provisions of such law shall not apply to Employee and he shall not be entitled to claim or receive any payments or increments whatsoever for working overtime or on Sabbaths and festivals, and the monthly salary payable to him also includes full compensation for working overtime and on Sabbaths and festivals.

3.6.	Employee represents that he has reviewed the salary conditions described herein and the terms and conditions of employment to which he is entitled under this Agreement, and has found the same to constitute proper remuneration for his work.

3.7.	Employee shall be employed by the Company at its offices in such places as shall be determined by the Company. Employee hereby acknowledges that his employment may further require extensive travels outside of Israel and that he will not be entitled to additional compensation with respect thereto.

3.8.	Employee shall be entitled to be reimbursed for his reasonable business expenses in Israel and abroad, as the case may be, in accordance with the Company’s then current policies, against submission of corresponding invoices or any other proper documentation as shall be reasonably required to evidence for all such expenses.

3.9.	Employee undertakes not to communicate or discuss any of Employer matters in any way, form or manner with any media body, person or entity, including social media, unless otherwise required in the framework of Employee’s position and responsibilities in the Company. Employee understands the importance of confidentiality regarding anything relating to the Employer and the special sensitivity resulting from the fact that the Employer is a public company and a domestic issuer in the United States.

4.	Compensation

4.1.	Employee shall be entitled to compensation and other benefits and conditions as detailed in Appendix A attached hereto.

4.2.	The amount of the Monthly Salary payable to Employee as specified in Appendix A, and it alone, shall be the basis for the provisions and deductions in respect of the social benefits specified in this Agreement; and all the bonuses, contributions to expenses and other benefits granted to Employee or which shall be given to him (if at all) pursuant to this Agreement or in connection with his employment by the Company do not constitute a component of his Monthly Salary and shall not be taken into account in respect of the provisions or other benefits whatsoever granted to Employee pursuant to this Agreement which are computed on the basis of his Monthly Salary.

4.3.	The payments and benefits of whatsoever description granted to Employee pursuant to this Agreement are subject to the deduction of income tax and other compulsory deductions which the Company has to deduct according to any law, and nothing stated in this Agreement shall be interpreted as imposing upon the Company the burden of paying tax or any other compulsory payment for which the Employee is liable, other than the value of the benefit of placing the car at the Employee’s disposal, providing the Employee with meals, use of Company’s phone which shall be grossed up by the Company as provided in this Agreement.

5.	Confidentiality and Non-Compete Undertaking, Insider Trading Policy and Foreign Corruption Practice Act Policy

Employee undertakes, in addition to any other commitment he may take upon himself, and without derogating from any such undertaking, to confirm and fulfill all the undertakings set in (i) the secrecy, non-competition and proprietary information undertaking attached hereto as Appendix B; (ii) Insider Trading Policy attached hereto as Appendix C; and (iii) Foreign Corruption Practice Act Policy attached hereto as Appendix D.

6.	Media Equipment

The Company will provide Employee with a cellular phone, a computer, an e-mail or any other property of the Company for communication needs during the Employee’s work (the “Media Equipment”). Employee undertakes to use the Company’s Media Equipment and facilities only for the purpose of his employment and in accordance with any rule or regulation. Employee further undertakes not to use any other Media Equipment for the Company’s business. Employee acknowledges that all of the Media Equipment is the property of the Company and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s Media Equipment with respect to Company’s related matter, including inspections of company e-mail transmissions and inspections of their content at the Company’s discretion, to the extent permitted under Israeli law. For the avoidance of any doubt, it is hereby clarified that all such examination findings shall be the Company’s sole property. By signing this Agreement, Employee grants the Company an irrevocable right to conduct inspections as aforesaid, including unannounced inspections.

7.	Miscellaneous

7.1.	Company shall withhold, or charge Employee with all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with his employment with Company.

7.2.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

7.3.	This Agreement shall survive an accidental invalidity of one or more of its sections. Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

7.4.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. All disputes arising from this Agreement shall be exclusively referred to the competent courts of Tel Aviv-Jaffa district, Israel.

7.5.	This Agreement, including its appendices, constitutes the entire agreement between the parties concerning the subject matter hereof. Amendments to, and modifications of, this Agreement, shall be effective only upon approval thereof by both parties in writing. This Agreement and the appendixes hereto shall be deemed as a notice to the Employee in accordance with the Notice to Employees Law (Terms and Conditions of Employment), 5762-2002.

7.6.	All notices, requests and other communications to any party hereunder shall be given or made in writing and electronically transmitted, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or facsimile number or an e-mail address) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile or e- mail, when such facsimile or electronic mail is transmitted to the facsimile number or electronic mail address specified herein and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified herein.

7.7.	The above and the said in the appendixes shall be without prejudice to any right conferred to the Employee by any law, extension order or collective agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereunder set their hands.

Signature:	/s/ Amir Eilam		Signature:	/s/ Leonid Berkovitch
	Name:	Amir Eilam		Name:	Leonid Berkovitch
	Title:	Chief ExecutiveOfficer		Title:	Director

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